Exhibit 99.1

FUNDING AND INVESTMENT AGREEMENT

FUNDING AND INVESTMENT AGREEMENT (this “Agreement”), dated as of June 28, 2019, between Cummins Inc. (“Cummins”), a corporation existing under the laws of the State of Indiana, and The Hydrogen Company (“Hydrogen” and together with Cummins, the “Parties” and each a “Party”), a corporation existing under the laws of France. Unless otherwise stated herein, capitalized terms used but not defined herein shall have the meanings specified in the Arrangement Agreement (as defined herein).

WHEREAS:

(a)                                 Hydrogen beneficially owns, or controls or directs, the number of common shares (the “Common Shares”) of Hydrogenics Corporation (the “Company”) set forth under or opposite Hydrogen’s name in Schedule A hereto;

(b)                                 Cummins wishes to acquire all of the issued and outstanding Common Shares pursuant to a plan of arrangement (the “Plan of Arrangement”) of the Company under the Canada Business Corporations Act (“CBCA”) scheduled to an arrangement agreement among Purchaser (as defined below) and the Company dated the date hereof (the “Arrangement Agreement”), as such Plan of Arrangement or Arrangement Agreement may be amended from time to time (the “Transaction”);

(c)                                  Cummins has incorporated Atlantis Acquisitionco Canada Corporation (“Purchaser”) under the Business Corporations Act (Ontario) for purposes of completing the Transaction, and prior to the closing of the Transaction (the “Closing”), beneficially owns or exercises control and direction over all of the outstanding common shares of Purchaser;

(d)                                 pursuant to the Transaction, Hydrogen intends to contribute all of the Common Shares it beneficially owns or over which it exercises control or direction (the “Rollover Shares”) set forth opposite Hydrogen’s name in Schedule A hereto, to Purchaser, in exchange for common shares in the capital of Purchaser, as set forth in the Plan of Arrangement;

(e)                                  pursuant to the Transaction, Hydrogen intends to acquire directly or indirectly additional common shares in the capital of Purchaser for an interest in the Company post-closing of up to 19.99%;

(f)                                   concurrently with the entering into of this Agreement, Purchaser has entered into, among other things, a voting and support agreement (the “Support Agreement”) with Hydrogen, pursuant to which Hydrogen has agreed, among other things, to support the Transaction and to vote the Common Shares beneficially owned, or over which control or direction is exercised by Hydrogen, in favour of the Transaction subject to, and in accordance with, the terms of the Support Agreement;

(g)                                  prior to or concurrently with the Closing, the Parties will enter into, or cause any person of which they are deemed to control the shares as set forth in Schedule A hereto, to enter into, the Shareholders Agreement (as such term is defined below) setting forth the governance of Purchaser and other arrangements regarding their ownership in the share capital of the Purchaser after the completion of the Transaction and the transactions set forth in this Agreement, the terms of which are set forth in the term sheet (the “Term Sheet”) attached hereto as Schedule B; and

(h)                                 the Parties wish to agree to certain terms and conditions relating to the funding of the Transaction and their relationship in connection with their joint pursuit of the Transaction.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

1.                                      Cooperation in Completing the Transaction

1.1                               Each Party agrees:

(a)                                 to cooperate, negotiate and finalize a shareholders agreement containing provisions for the post-closing governance of Purchaser and the Company and other arrangements regarding its ownership of shares (and/or the ownership of any person of which it is deemed to control the shares as set forth in Schedule A hereto) of Purchaser after the completion of the Transaction on substantially the terms set forth in the Term Sheet (the “Shareholders Agreement”), and any other agreements and arrangements entered into in connection with the Closing (such agreements and arrangements, together with this Agreement, the Arrangement Agreement, the Shareholders Agreement and the Support Agreement, the “Transaction Agreements”), each of which shall reflect the terms set forth herein and in the Arrangement Agreement and otherwise be in a form acceptable to each Party;

(b)                                 to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to:

(i)                                     perform and comply with all agreements, representations, warranties and covenants required to be performed by such Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) under the Transaction Agreements and to consummate the Transaction and other transactions contemplated by the Transaction Agreements;

(ii)                                  to consummate the Transaction and other transactions contemplated by the Transaction Agreements, including using its commercially reasonable efforts to (A) obtain all necessary consents, approvals and authorizations as are required to be obtained by such Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) with respect to this Agreement, the Transaction, the Transaction Agreements and the transactions contemplated hereby and thereby; (B) lift or rescind any injunction or restraining order or other order adversely affecting the ability of such Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) to consummate this Agreement, the Transaction, the Transaction Agreements and the transactions contemplated hereby and thereby; and (C) fulfill all conditions and satisfy all provisions of this Agreement and the Transaction Agreements applicable to such Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto); and

(iii)                               subject to compliance by the other Party with the terms hereof, cause Purchaser to perform and comply with all agreements, representations, warranties and covenants required to be performed by Purchaser under the Transaction Agreements and to consummate the Transaction and other transactions contemplated by the Transaction Agreements;

provided that the foregoing shall not be applicable if (and to the extent that) any individual who is a director of the Company would breach his or her fiduciary duties to the Company by taking (or refusing to take) a specific action (or recusing himself or herself from voting on a specific action); and

(iv)                              not to take any action that will, or would reasonably be expected to, result in a breach or violation of the Transaction Agreements by such Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) or by Purchaser or otherwise adversely affect the success of the Transaction.

1.2                               Each Party, as applicable, shall provide to the other Party copies of all notices, communications, draft press releases and proceedings received by such Party in connection with the Arrangement Agreement or the Plan of Arrangement, but solely to the extent such Party is not otherwise entitled to receive such notices, communications, draft press releases or proceedings pursuant to the Arrangement Agreement and the Plan of Arrangement.

2.                                      Contributions

2.1                               Hydrogen shall (i) contribute the Rollover Shares to Purchaser in accordance with the terms of the Transaction Agreements, valued at the price paid to the shareholders of the Company in connection with the Transaction, in exchange for a number of common shares of Purchaser representing an equity and voting interest in Purchaser as set forth opposite Hydrogen’s name in Schedule A hereto, and (ii) directly or indirectly contribute such cash amount set forth opposite Hydrogen’s name in Schedule A hereto, providing that Hydrogen’s interest in the Company post-closing does not exceed 19.99%.

2.2                               Cummins shall contribute, or cause to be contributed, such cash amount set forth opposite Cummins’ name in Schedule A hereto to Purchaser in exchange for a number of common shares of Purchaser representing an equity and voting interest in Purchaser as set forth opposite Cummins’s name in Schedule A hereto.

3.                                      Decisions relating to the Transaction

3.1                               Until this Agreement is terminated in accordance with Section 8 (Termination) hereof, all decisions with respect to the Transaction and the Transaction Agreements shall be made jointly by Cummins and Hydrogen, including any decision (i) to modify the terms and conditions of the Transaction, (ii) to enter into any Transaction Agreements, (iii) to amend, modify or waive any term or condition of the Transaction Agreements (other than the Support Agreement with respect to which decisions shall be made by Purchaser or by Cummins exclusively), (iv) to terminate any Transaction Agreement in accordance with its terms (other than the Support Agreement with respect to which decisions shall be made by Purchaser or by Cummins exclusively), (v) as to whether the conditions in the Arrangement Agreement have been satisfied, and (vi) in connection with any governmental or regulatory approvals required in connection with the Transaction. Notwithstanding the foregoing, where Purchaser wishes to amend the terms of Arrangement Agreement or Plan of Arrangement and such amendment affects the per share consideration payable to shareholders of the Company and such amendment does not otherwise negatively impact Hydrogen from a financial perspective, then Purchaser may unilaterally amend such agreements.

4.                                      Representations and Warranties of Cummins

4.1                               Cummins hereby represents and warrants to and in favour of Hydrogen that:

(a)                                 it is a body corporate duly and validly constituted, organized and existing under the laws of its jurisdiction of constitution and has the corporate power and authority to enter into and perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance by Cummins of this Agreement (i) have been duly authorized by all necessary corporate action on its part, and (ii) do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach, default or violation of, or conflict with or allow any other person to exercise any rights under, any term, condition or provision of (A) its governing documents or any resolutions of its board of directors or shareholders or (B) any contracts to which Cummins is a party;

(c)                                  this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, Cummins in accordance with its terms subject only to any limitation on enforcement under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction;

(d)                                 Cummins has, or will have at Closing, all funds necessary to pay the aggregate consideration for all of the Common Shares (excluding the Rollover Shares) to be acquired and to lend to the Company the aggregate amount payable for all of the Company Options, DSUs, PSUs and RSUs to be cancelled, the whole pursuant to, and in accordance with, the Arrangement Agreement and Plan of Arrangement; and

(e)                                  no person has any written or oral agreement, option or warrant, or any right or privilege (whether by law or by contract) capable of becoming such, for the purchase, acquisition or transfer from Cummins of any of the common shares of Purchaser beneficially owned by Cummins or over which Cummins exercises control or direction.

4.2                               Cummins acknowledges that Hydrogen is relying on the representations and warranties contained in Section 4.1 for the purpose of the Transaction and that it is an essential condition to Hydrogen entering into this Agreement.

5.                                      Representations and Warranties of Hydrogen

5.1                               Hydrogen hereby represents and warrants to and in favour of Cummins that:

(a)                                 it is a body corporate duly and validly constituted, organized and existing under the laws of its jurisdiction of constitution and has the corporate power and authority to enter into and perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance by Hydrogen of this Agreement (i) have been duly authorized by all necessary corporate action on its part, and (ii) do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach, default or violation of, or conflict with or allow any other person to exercise any rights under, any term, condition or provision of (A) its governing documents or any resolutions of its board of directors or shareholders or (B) any contracts to which Hydrogen is a party;

(c)                                  this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, Hydrogen in accordance with its terms subject only to any limitation on enforcement under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction;

(d)                                 Hydrogen is the sole and unconditional owner of 3,537,931 common shares of the Company, with good and valid title thereto, free and clear of all liens, and has the sole right to vote and sell all of such shares, and the only common shares of the Company beneficially owned, directly or indirectly, by Hydrogen on the date hereof are such Common Shares; and

(e)                                  no person has any written or oral agreement, option or warrant, or any right or privilege (whether by law or by contract) capable of becoming such, for the purchase, acquisition or transfer from Hydrogen of any of the Common Shares of the Company beneficially owned by Hydrogen or over which Hydrogen exercises control or direction.

5.2                               Hydrogen acknowledges that Cummins is relying on the representations and warranties contained in Section 5.1 for the purpose of the Transaction and that it is an essential condition to Cummins entering into this Agreement.

6.                                      Regulatory Matters

6.1                               The Parties agree to cause the Purchaser to make all filings, notifications and submissions that are required or, in the opinion of both Parties (acting reasonably), that are advisable in connection with the Transaction under any applicable antitrust, competition, foreign investment, fair trade or similar laws or regulations (collectively, “Antitrust Laws”). The Parties will cause the Purchaser to use its commercially reasonable efforts to cause the expiry of any applicable waiting periods under, and to obtain any required approvals or clearances pursuant to any Antitrust Laws in connection with the Transaction. The Parties agree to collaborate and cooperate with each other in connection with any regulatory approvals required in connection with the Transaction, including exchanging information and providing such assistance as is reasonably required.

6.2                               Each Party shall use commercially reasonable efforts to supply and provide, or cause to be supplied or provided, information that is accurate in all material respects to any governmental authority requesting such information in connection with filings or notifications under, or relating to, Antitrust Laws. If any governmental authority asserts any objections with respect to the Transaction under any Antitrust Law, and such objections relate to the activities or investments of a Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto), such Party shall attempt to resolve such objections; provided, however, that no Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) shall be required to dispose of any assets, or enter into any agreements that restrict the activities, of such Party or its affiliates as a condition of resolving any such objections under Antitrust Laws.

6.3                               Cummins agrees that it and the Purchaser are bound by their respective obligations under the Arrangement Agreement with respect to any regulatory approvals required on its behalf in connection with the Transaction and the Transaction Agreements.

7.                                      Expenses

7.1                               Subject to Section 7.2 below, all expenses and professional fees incurred in connection with the negotiation of this Agreement and the Shareholders Agreement shall be paid by the Party incurring such expenses or fees, whether or not the Transaction is consummated.

7.2                               All expenses and professional fees incurred in connection with the Formal Valuation shall be shared equally between the Parties, whether or not the Transaction is consummated.

8.                                      Termination

8.1                               This Agreement shall become effective on the date hereof and shall terminate upon the earliest of:

(a)                                 11:59 p.m. (Toronto time) on December 20, 2019;

(b)                                 the Closing of the Transaction; and

(c)                                  mutual agreement of the Parties in writing;

provided that Section 7 (Expenses), Section 8.2 (Termination), and Sections 9 (Confidentiality), 11 (Dispute Resolution) and 12 through 23 shall survive any such termination.

8.2                               Termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to such termination.

9.                                      Confidentiality

9.1                               Each Party agrees to, and shall cause its Representatives and any person of which it is deemed to control the shares as set forth in Schedule A hereto to, keep confidential any information supplied by or on behalf of any of the other Party (or any person of which it is deemed to control the shares as set forth in Schedule A hereto) in connection with the Transaction and the other transactions contemplated herein, including the terms of this Agreement (including, for greater certainty, all Schedules to this Agreement) and any other agreements or documents to be delivered as contemplated by this Agreement (all such information, “Confidential Information”), and shall not disclose to any person or make public or authorize the disclosure of any such Confidential Information and shall use, and cause its Representatives and any person of which it is deemed to control the shares as set forth in Schedule A hereto to use, the Confidential Information only in connection with the Transaction; provided that the term “Confidential Information” shall not include specific information that: (a) is already in such Party’s possession, provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, any person; (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such Party or such Party’s Representatives or any person over which such Party is deemed to control the shares as set forth in Schedule A hereto, in breach of this Agreement; (c) is or becomes available to such Party on a non-confidential basis from a source other than either of the Parties hereto or any of their respective Representatives or any persons of which they are deemed to control the shares as set forth in Schedule A hereto, provided that such source is not known by such Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, any person; or (d) is independently generated by or on behalf of the receiving Party without the use and not as a consequence of the disclosure by the other Party.

9.2                               Nothing contained in this Section 9 shall prevent any Party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any stock exchange or regulatory agency or authority having jurisdiction over such Party, (c) to the extent required by law or regulation, (d) to the extent necessary in connection with the exercise of any remedy, hereunder, and (e) to such Party’s Representatives or any person of which such Party is deemed to control the shares as set forth in Schedule A hereto, that need to know such information (it being understood and agreed that, in the case of clauses (a), (b) or (c) above, such Party shall notify the other Party of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

10.                               Public Announcements

No Party shall, without the consent of the other Party, issue, file or make any press release or other public announcement or filing with respect to this Agreement, the Transaction, the Transaction Agreements and the transactions contemplated hereby and thereby. This provision shall not apply, however, to any public announcement or written statement required to be made by law or the regulations of any governmental authority or any stock exchange, including any early warning report or schedule 13D (beneficial ownership report), except that the Party required to make such announcement shall coordinate with the other Party in good faith regarding the content and timing of such announcement before such announcement is made.

11.                               Dispute Resolution

11.1                        If any dispute, controversy or claim arises out of or in connection with this Agreement (a “Dispute”), each Party shall use commercially reasonable efforts to resolve the matter amicably. If the Dispute has not been resolved, for any reason, within 30 days following delivery of a notice of Dispute, the Dispute will be resolved by arbitration as follows:

(a)                                 either Party may commence arbitration in respect of a Dispute by delivering to the other Party a written notice of arbitration. The Dispute will be arbitrated and resolved by ICDR Canada in accordance with its Canadian Arbitration Rules;

(b)                                 the place of arbitration will be Toronto, Ontario, the arbitration tribunal shall consist of three (3) arbitrators and the language of arbitration will be English;

(c)                                  the arbitration will be kept confidential and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise as may be required by law; and

(d)                                 this arbitration provision will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario, Canada.

11.2                        A Party that is a party to a Dispute may, at any time, make an offer to the other Party to settle all or any part of the Dispute. Any offer to settle will be deemed to be an offer of compromise made in confidence and without prejudice. The fact that an offer to settle has been made will not be communicated to the arbitrator until the arbitrator has made a final determination of all aspects of the Dispute other than costs. If an offer to settle is not accepted and the arbitration award is no more favourable to the Party to which the offer was made, the Party making the offer will be entitled to all of its costs in connection with the arbitration in respect of the period from the date the offer to settle was made to the making of the arbitration award.

12.                               Notice

12.1                        Any notice, approval, consent, instruction, direction or other communication to be given under or in connection with this Agreement shall be in writing and shall be given by personal or electronic delivery as set out below:

(a)                                 In the case of Cummins:

Cummins Inc.
500 Jackson Street
P.O. Box 3005
Columbus, Indiana 47202-3005

Attention:	Thaddeus B. Ewald
Vice President — Corporate Strategy and Business Development
Email:	thad.b.ewald@cummins.com

with a copy to:

Gowling WLG (Canada) LLP
Suite 1600, 1 First Canadian Place
100 King Street West
Toronto ON  M5X 1G5
Canada

Attention:	Nurhan Aycan and Ian Mitchell
Facsimile:	416 862 7661
Email:	nurhan.aycan@gowlingwlg.com and ian.mitchell@gowlingwlg.com

(b)                                 In  the case of Hydrogen:

The Hydrogen Company
6 rue Cognacq-Jay
75007 Paris, France

Attention:	Pierre Etienne Franc, Directeur General
Email:	Pierre-Etienne.Franc@airliquide.com

with a copy to:

Stikeman Elliott LLP
1155 Boulevard René-Lévesque O #4100
Montréal, QC H3B 3V2

Attention:	Vanessa Coiteux and Karine Bilodeau
Facsimile:	514-397-3681 and 514-397-3204
Email:	vcoiteux@stikeman.com and kbilodeau@stikeman.com

12.2                        Any notice, approval, consent, instruction, direction or other communication to be given under or in connection with this Agreement, if personally delivered, shall be deemed to have been given and received on the date of delivery and if sent by electronic delivery with confirmation of transmission retained, on the date of delivery or transmission, as the case may be, if such date is a business day and if such delivery or transmission, as the case may be, is received prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next business day.

13.                               Entire Agreement

This Agreement, including all schedules and annexes hereto, and the Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, negotiations, statements, correspondence and discussions, whether oral or written, among the Parties (and any person of which they are deemed to control the shares as set forth in Schedule A hereto) with respect to the subject matter contained herein.  If any conflict arises in the interpretation between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of this Agreement will prevail.

14.                               Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right, stipulation for the benefit of, or cause of action in favour of, any person, other than the Parties and their respective successors and permitted assigns. No person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

15.                               Exercise of Rights

No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

16.                               Remedies

Without prejudice to any other rights or remedies the Parties may have, the Parties acknowledge and agree that (a) money damages would not be an adequate remedy for any breach of this Agreement and that the non-breaching Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement, and (b) in the event of an actual breach of this Agreement by a Party, the other Party shall be entitled, in addition to any other rights or remedies such Party may have, to reimbursement from the breaching Party for all of reasonable expenses incurred by such Party in connection with any associated Dispute.

17.                               Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the Ontario courts, and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

18.                               No Assignment

This Agreement shall be binding upon, and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement may not be assigned by any Party, nor shall any Party syndicate its contribution obligation, without the consent of the other Party, other than to a wholly-owned affiliate of Cummins or Hydrogen, as applicable, it being agreed that any such assignment shall not relieve the assigning Party from its obligations hereunder.

19.                               Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible

20.                               Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each Party.

21.                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in United States dollars.

22.                               No Representations or Duty

Each Party specifically understands and agrees that the other Party has made and will not make any representation or warranty with respect to the terms, value or any other aspect of the Transaction and each Party explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Party specifically acknowledges, represents and warrants that it is not relying on the other Party (a) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Party may make such determination in its sole and absolute discretion, taking into account only such Party’s own views, self-interest, objectives and concerns. No Party shall have any fiduciary or other duty to the other Party except as expressly set forth in this Agreement or in the Shareholders Agreement.

23.                               Counterparts

This Agreement may be executed and delivered in multiple counterparts (including by facsimile, email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CUMMINS INC.

/s/ Thaddeus B. Ewald
Per:	Name:	Thaddeus B. Ewald
	Title:	Vice President — Corporate Strategy and
Business Development

THE HYDROGEN COMPANY

/s/ Pierre Etienne Franc
Per:	Name:	Pierre Etienne Franc
	Title:	Directeur General